Zumiez Inc. Reports March 2012 Sales Results

Net Sales Increased 23.5% to $50.9 Million; March 2012 Comparable Store Sales Increased 14.1%

EVERETT, WA -- (Marketwire - April 04, 2012) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended March 31, 2012 increased 23.5% to $50.9 million, compared to $41.2 million for the five-week period ended April 2, 2011. The Company's comparable store sales increased 14.1% for the five-week period on top of a comparable store sales increase of 8.9% in the year ago period.

To hear the Zumiez prerecorded March sales message, please dial (585) 295-6795 or (866) 862-7693 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of March 31, 2012 we operated 439 stores in the United States and 10 stores in Canada, which are primarily located in shopping malls, and our web site address is www.zumiez.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200